Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact: Mark Lipparelli	Media Contact: Marcus Prater
(702) 584-7600	(702) 584-7828
mlipparelli@ballytech.com	mprater@ballytech.com

ROBERT L. SAXTON, EXECUTIVE VICE PRESIDENT,
TO RETIRE FROM THE COMPANY

LAS VEGAS, June 14, 2006 — Bally Technologies, Inc. (NYSE: BYI) announced today that Robert L. Saxton, Executive Vice President - Gaming and President of Rainbow Casino in Vicksburg, Miss., will retire from the Company effective July 12, 2006. Mr. Saxton has agreed to provide consulting services to the Company over the next four years.

“Bob Saxton’s outstanding leadership qualities, his unsurpassed knowledge of the gaming industry and his unwavering dedication to Bally will be missed,” said Richard Haddrill, CEO of Bally Technologies. “We all wish Bob the very best as he embarks on this new phase of his life. His enormous contribution to the success of Bally during his 24 years of service will not be forgotten.”

Saxton joined the Company in July 1982 as Corporate Controller. He became a Vice President of United Coin Machine Co., a subsidiary of the Company, in 1987 and was elected Vice President - Casino Operations of Bally Technologies, Inc. in 1993, and Senior Vice President - Casino Group in 1996. In 2000, Saxton was appointed Chief Financial Officer and Treasurer of the Company, and in 2003 was promoted to Executive Vice President. In March 2005, Saxton was appointed Executive Vice President of Gaming, his current position.

With a history dating back to 1932, Las Vegas-based Bally Technologies designs, manufactures, operates and distributes advanced gaming devices, systems and technology solutions worldwide. Bally’s product line includes reel-spinning slot machines, video slots, wide-area progressives and Class II, lottery and central determination games and platforms. As the world’s No. 1 gaming systems company, Bally also offers an array of casino management, slot accounting, bonusing, cashless and table management solutions. The Company also owns and operates Rainbow Casino in Vicksburg, MS. Additional information on the Company can be found at www.BallyTech.com.

This news release may contain “forward-looking” statements within the meaning of the Securities Act of 1933, as amended, and is subject to the safe harbor created thereby. Such information involves important risks and uncertainties that could significantly affect the results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements. Future operating results may be adversely affected as a result of a number of risks that are detailed from time to time in the company’s filings with the Securities and Exchange Commission.

— BALLY TECHNOLOGIES, INC.—